Exhibit 4.5

Execution Version

CONSENT AND AMENDMENT

TO

CONTINUING COVENANT AGREEMENT

This CONSENT AND AMENDMENT dated as of June 5, 2017 (this “Amendment”) is by and among BUFFALO GULF COAST TERMINALS LLC (“Parent”), HFOTCO LLC (“Obligor”), BANK OF AMERICA, N.A., as administrative agent and collateral agent (the “Administrative Agent”), and the BONDHOLDERS signatory hereto and amends, and provides consent under, that certain Continuing Covenant Agreement dated as of August 19, 2014 (as amended, restated, extended, supplemented, modified and otherwise in effect from time to time, the “Continuing Covenant Agreement”) by and among Parent, Obligor, the Administrative Agent and certain persons as “Bondholders” (the “Bondholders”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Continuing Covenant Agreement.

WHEREAS, the indirect owners of Parent have entered into to a Purchase and Sale Agreement, dated on or about the date hereof (as amended, modified or otherwise supplemented from time to time, the “Purchase and Sale Agreement”), by and among Buffalo Investor I, LP, Buffalo Investor II, LP, Alinda Infrastucture Fund II, L.P. (solely for the limited purposes specified therein), Alinda Infrastructure Parallel Fund II, L.P. (solely for the limited purposes specified therein), Beachhead I LLC (“Buyer I”), Beachhead II LLC (“Buyer II”, and together with Buyer I, the “Buyers”) and SemGroup Corporation;

WHEREAS, pursuant to the Purchase and Sale Agreement, the Buyers, either directly or through one or more wholly owned subsidiaries of the applicable Buyer, intend to acquire in the aggregate 100% of the membership interests of Buffalo Parent Gulf Coast Terminals LLC (the “Acquisition”), the immediate parent entity of Parent;

WHEREAS, the consummation of the transactions contemplated by the Purchase and Sale Agreement would constitute a Change of Control under clause (a)(i) of the definition thereof (the “Specified Change of Control”), and such occurrence would constitute an Event of Default under Section 7.01(l) of the Continuing Covenant Agreement;

WHEREAS, in connection with the Specified Change of Control, the Buyers have requested that the definition of “Change of Control” and certain other provisions be amended substantially contemporaneously with the Acquisition;

WHEREAS, the Bondholders party hereto, constituting the Required Bondholders, have agreed, on the terms and conditions set forth herein (i) to consent under the Continuing Covenant Agreement and related Bond Documents to the Specified Change of Control and (ii) to amend the definition of “Change of Control” and certain other provisions as noted below.

NOW THEREFORE, in consideration of the mutual agreements contained in the Continuing Covenant Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Consent

§1.1. As of the Effective Date (as defined below), the Required Bondholders consent to the Specified Change of Control and agree that no Default or Event of Default shall arise under the Section 7.01(l) of the Continuing Covenant Agreement or otherwise under any Bond Document due to the Specified Change of Control.

§2. Amendments to the Continuing Covenant Agreement.

In reliance upon the representations, warranties and covenants set forth herein and effective as of the Effective Date, the Continuing Covenant Agreement shall be amended in the manner set forth in this Section 2:

§2.1. Amendment to Section 1.01. Section 1.01 of the Continuing Covenant Agreement shall be amended by adding the following definition, which shall read in its entirety as follows:

“Buffalo Parent” means Buffalo Parent Gulf Coast Terminals LLC, a Delaware limited liability company.

§2.2. Amendment to Section 1.01. The definition of “Change of Control” appearing in Section 1.01 of the Continuing Covenant Agreement shall be amended by (i) deleting the reference to “Sponsor” therein and (ii) replacing it with “Permitted Holders” in lieu thereof.

§2.3. Amendment to Section 1.01. Section 1.01 of the Continuing Covenant Agreement shall be amended by adding the following definition, which shall read in its entirety as follows:

“Permitted Holders” means (i) SemGroup Corporation or (ii) Sponsor.

§2.4. Amendment to Section 5.04(a). Section 5.04(a) shall be amended by (a) deleting each reference to “Parent” therein and replacing it with “Buffalo Parent” in lieu thereof, and (b) adding the following clause at the end thereof:

“; provided, that if, at any time, Buffalo Parent (I) ceases to directly and beneficially own 100% on a fully diluted basis of the economic and voting interests in the Equity Interests in the Parent, or (II) engages in any business or activity, or owns any assets, other than owning 100% of the economic and voting interests in the Equity Interests in the Parent and activities and assets incidental or related thereto, the financial statements required to be delivered pursuant to this Section 5.04(a) shall be the financial statements of the Parent and the Subsidiaries.”

§2.5. Amendment to Section 5.04(b). Section 5.04(b) shall be amended by (a) deleting each reference to “Parent” therein and replacing it with “Buffalo Parent” in lieu thereof, and (b) adding the following clause at the end thereof:

“; provided, that if, at any time, Buffalo Parent (I) ceases to directly and beneficially own 100% on a fully diluted basis of the economic and voting interests in the Equity Interests in the Parent, or (II) engages in any business or activity, or owns any assets, other than owning 100% of the economic and voting interests in the Equity Interests in the Parent and activities and assets incidental or related thereto, the financial statements required to be delivered pursuant to this Section 5.04(b) shall be the financial statements of the Parent and the Subsidiaries.”

§2.6. Amendment to Section 5.08. Section 5.08 shall be amended by deleting the phrase “of the Parent” in the introductory clause thereof.

§2.7. Amendment to Section 5.13. Section 5.13(a) of the Continuing Covenant Agreement shall be amended by adding the following sentence at the end thereof: “For the avoidance of doubt, the maintenance by a Permitted Holder or one or more Affiliates of a Permitted Holder of insurance policies on behalf of Parent, Obligor and the other Restricted Subsidiaries shall constitute compliance with this Section 5.13(a) if such policies otherwise satisfy the requirements specified in this Section 5.13(a).”

§2.8. Amendment to Section 6.08(g). Section 6.08(g) shall be amended by deleting the reference to “the Sponsor” therein and replacing it with “any Permitted Holder” in lieu thereof.

§2.9. Amendment to Schedule I. Schedule I of the Continuing Covenant Agreement shall be amended by restating the notices information for the Obligor and the Loan Parties in its entirety as follows:

“The Obligor and the Loan	HFOTCO LLC
Parties:	1201 South Sheldon Road
Houston, TX 77015
Attention: Shaun Revere
Facsimile: 713-948-7553
Telephone: 713-948-7503
Email: srevere@hfotco.com

with a copy to:
SemGroup Corporation
Attention: General Counsel
6120 S. Yale Avenue
Suite 1500
Tulsa, OK 74136
Email: WGAULT@SEMGROUPCORP.COM”

§3. Affirmation and Acknowledgment. Each of Parent and Obligor hereby ratifies and confirms all of its obligations to the Bondholders and the Administrative Agent under the Continuing Covenant Agreement and the other Bond Documents, as amended hereby, and acknowledges and agrees that the Continuing Covenant Agreement and the other Bond Documents, as amended hereby, shall remain in full force and effect in accordance with their respective terms. By signature hereto, the Parent confirms and agrees that (a) it has no defense to enforcement of the Guaranty Agreement, and that according to its terms, the Guaranty Agreement will continue in full force and effect to guaranty the Obligor’s obligations under the Bond Documents and the other amounts described in the Guaranty Agreement following execution of this Amendment and the occurrence of the Effective Date, and (b) all Liens now or hereafter held by the Collateral Agent for the benefit of the Secured Parties as security for payment of the Obligations remain in full force and effect.

§4. Representations and Warranties. Each of Parent and Obligor hereby represent and warrant to the Bondholders and the Administrative Agent as follows:

(a) Prior to and after giving effect to this Amendment, the representations of the Parent and the Obligor contained in Article III of the Continuing Covenant Agreement and any other Bond Document are true and correct in all material respects on and as of the Effective Date (or, with respect to representations and warranties qualified by materiality, in all respects as of such date), except, in each case, to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct, or true and correct in all material respects, as the case may be, as of such earlier date (and except, for the avoidance of doubt, for any inaccuracy of such representations and warranties that would arise as a result of the Specified Change of Control prior to giving effect to this Amendment).

(b) The execution and delivery by Parent and Obligor of this Amendment and the performance by Parent and Obligor of its respective obligations and agreements under this Amendment, the Continuing Covenant Agreement and the other Bond Documents as amended hereby are within the organizational power and authority of Parent and Obligor, as applicable, and have been duly authorized by all necessary limited liability company or other organizational action of the Parent and the Obligor.

(c) This Amendment has been duly executed and delivered by Parent and Obligor. Each of this Amendment and the Continuing Covenant Agreement as amended hereby constitutes a legal, valid and binding obligation of the Parent and Obligor, enforceable against Parent and Obligor in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Prior to and after giving effect to this Amendment, no Default or Event of Default exists (for the avoidance of doubt not including any Default or Event of Default that would arise as a result of the Specified Change of Control prior to giving effect to this Amendment).

§5. Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent or concurrent (the date of satisfaction of such conditions, the “Effective Date”):

(a) The Administrative Agent shall have received counterparts of this Amendment duly executed and delivered by Parent, Obligor, the Administrative Agent and Bondholders constituting Required Bondholders.

(b) The Administrative Agent shall have received either (i) a fully executed copy of a consent and amendment to the HFOTCO Credit Agreement, permitting the Specified Change of Control and otherwise on terms permitted by the Bond Documents (a “Credit Agreement Change of Control Amendment”), or (ii) fully executed copies of the loan documents or other relevant documentation governing indebtedness that refinances the HFOTCO Credit Facilities and that, together with any related Liens, is permitted by the Bond Documents (the “Refinancing Credit Documents”) and permits the Specified Change of Control, in either case, certified by a Financial Officer as being complete and correct.

(c) The Administrative Agent shall have received evidence reasonably satisfactory to it of the consummation of the Acquisition prior to or substantially contemporaneously with the Effective Date.

(d) The Administrative Agent shall have received favorable written opinions from Bond Counsel (i) in form and substance reasonably satisfactory to the Administrative Agent, (ii) dated the Effective Date, (iii) addressed to the Bondholder Parties and (iv) to the effect that the Acquisitions and the Specified Change of Control will not adversely affect the validity of the Bonds under state law or the exclusion from gross income of interest on the Bonds for federal income Tax purposes, and (v) covering such other customary matters as the Bondholder Parties may reasonably request.

(e) The Loan Parties have complied in all respects with Section 6 hereof (subject to the proviso to the penultimate sentence of Section 6).

(f) The representations and warranties set forth in Section 4 hereof shall be true and correct.

(g) All fees and expenses required to be paid on or before the date hereof in connection with this Amendment in accordance with Continuing Covenant Agreement and the fee letter dated as of the date hereof between the Parent, the Obligor and the Required Bondholders, shall have been paid.

For purposes of determining compliance with the conditions specified in this Section 5, each Bondholder that has signed this Amendment shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Bondholder unless the Administrative Agent shall have received written notice from such Bondholder prior to the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall notify the Parent, the Obligor and the Bondholders of the Effective Date.

§6. Further actions in connection with HFOTCO Credit Documents. If (a) any of the representations, warranties, covenants or events of default (in each case, including any definitions used therein) contained in the HFOTCO Credit Documents that are substantially similar or conform to a provision in the Bond Documents are modified or amended as part of any Credit Agreement Change of Control Amendment or any other amendment to the HFOTCO Credit Documents otherwise in connection with the Acquisition on or prior to the Effective Date in a manner that is beneficial to the lenders under the HFOTCO Credit Document (or a corresponding provision is included in any Refinancing Credit Document as of the Effective Date), or any such provision that is beneficial to the lenders under the HFOTCO Credit Documents is added to the HFOTCO Credit Documents as part of any Credit Agreement Change of Control Amendment or any other amendment to the HFOTCO Credit Documents otherwise in connection with the Acquisition on or prior to the Effective Date (or a corresponding provision is included in any Refinancing Credit Document as of the Effective Date), in each case as reasonably determined by the Administrative Agent (each, an “HFOTCO Credit Modification”), or (b) the HFOTCO Credit Facilities are refinanced in connection with the Acquisition and any changes to the Bond Documents are required so that references to the HFOTCO Credit Documents refer to the Refinancing Credit Documents (each, a “Reference Modification”), (i) the Administrative Agent may request that a modification or amendment of the Bond Documents is made on substantially the same terms and conditions as such HFOTCO Credit Modification or to make such Reference Modification, as applicable, and (ii) each Loan Party shall execute any and all further documents, agreements and instruments, and take all such further actions, as are reasonably requested by the Administrative Agent to conform the corresponding provision of the Bond Documents to the HFOTCO Credit Modification or to make such Reference Modification; provided, that, the foregoing provisions as they relate to any HFOTCO Credit Modification shall not apply to any terms relating to pricing or fees or any terms or conditions that are administrative or ministerial in nature. The Obligor shall provide the Administrative Agent with draft principal documentation for any HFOTCO Credit Modification on a timely basis and keep the Administrative Agent reasonably apprised of the status of such documentation and of the Acquisition in a manner that affords the Administrative Agent and the Bondholders a reasonable amount of time (taking into account the nature, scope and complexity of the HFOTCO Credit Modifications and the time at which each of the Obligor and the Administrative Agent first receive notice of such HFOTCO Credit Modifications) to request, negotiate and execute the applicable documentation in connection with any requested modification of the Bond Documents, and the Administrative Agent, the Bondholders and the Obligor shall cooperate to finalize any modifications to the Bond Documents required pursuant to this Section 6 in a timely manner and to execute and deliver such modifications on the Effective Date; provided that, so long as the Obligor shall have complied with its obligations under this sentence, it shall not be a condition precedent to the Effective Date that any such required modifications shall have been executed and delivered to the extent such required modifications shall not have been requested by the Administrative Agent reasonably in advance of the anticipated Effective Date; provided further that (a) any modification referred to in the preceding proviso requested on or prior to the Effective Date shall be made no later than 10 days after the Effective Date (or such later date as the Administrative Agent shall agree in its sole discretion) (the “Compliance Date”), and (b) failure to make any such required modification by the Compliance Date shall be deemed to be an Event of Default pursuant to Section 7.01(d) of the Continuing Covenant Agreement. In addition, the Administrative Agent and the Bondholders party hereto agree to reasonably cooperate with the Obligor at its request to enter into any Reference Modification reasonably requested by the Obligor.

§7. Miscellaneous Provisions.

§7.1. Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Continuing Covenant Agreement and the Bond Documents shall remain the same. It is declared and agreed by each of the parties hereto that the Continuing Covenant Agreement and the Bond Documents, as amended hereby, shall continue in full force and effect, and that this Amendment and the Continuing Covenant Agreement and the Bond Documents shall be read and construed as one instrument.

§7.2. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

§7.3. EACH OF THE PARENT AND THE OBLIGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE BONDHOLDERS OR ANY RELATED PARTY OF THE BONDHOLDERS IN ANY WAY RELATING TO THIS AMENDMENT, THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL

JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AMENDMENT OR IN ANY OTHER BOND DOCUMENT SHALL AFFECT ANY RIGHT THAT THE BONDHOLDERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AMENDMENT OR ANY OTHER BOND DOCUMENT AGAINST THE PARENT, THE OBLIGOR OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

§7.4. This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

§7.5. Except as otherwise expressly provided for in this Amendment, nothing contained in this Amendment shall extend to or affect in any way any of the rights or obligations of Parent and/or Obligor, as applicable, or the Administrative Agent’s or a Bondholder’s obligations, rights and remedies.

§7.6. The provisions of this Amendment are solely for the benefit of the Parent, Obligor, the Administrative Agent and the Bondholders and no other Person shall have rights as a third party beneficiary of any of such provisions.

§7.7. This Amendment shall constitute a “Bond Document” for all purposes of the Continuing Covenant Agreement and the other Bond Documents.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as a document under seal as of the date first above written.

HFOTCO LLC

By:	/s/ James Metcalfe
Name:	James Metcalfe
Title:	Authorized Representative

BUFFALO GULF COAST TERMINALS LLC

By:	/s/ James Metcalfe
Name:	James Metcalfe
Title:	Authorized Representative

[Signature Page to Amendment to Continuing Covenant Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent for the Bondholders

By:	/s/ Priscilla Baker
Name:	Priscilla Baker
Title:	AVP

[Signature Page to Amendment to Continuing Covenant Agreement]

BANC OF AMERICA PREFERRED FUNDING CORP.,
as Bondholder

By:	/s/ David Stephens
Name:	David Stephens
Title:	Authorized Agent

[Signature Page to Amendment to Continuing Covenant Agreement]

STI INSTITUTIONAL & GOVERNMENT, INC., as Bondholder

By:	/s/ Yann Pirio
Name:	Yann Pirio
Title:	Managing Director

[Signature Page to Amendment to Continuing Covenant Agreement]

COMPASS MORTGAGE CORPORATION,
as Bondholder

By:	/s/ Debbie Leal
Name:	Debbie Leal
Title:	SVP

[Signature Page to Amendment to Continuing Covenant Agreement]

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